Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Bright Mountain Media, Inc. on Form S-8 (No. 333-204882) of our report dated May 14, 2020 on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about May 14, 2020. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EISNERAMPER LLP
EISNERAMPER LLP
Iselin, New Jersey
May 14, 2020